EXHIBIT 10.4


                    BLANKET ASSUMPTION ENDORSEMENT AGREEMENT

                                     Between

                            RANGER INSURANCE COMPANY
                                 Houston, Texas
                      (hereinafter referred to as "Ranger")

                                       and

                         ODYSSEY REINSURANCE CORPORATION
                               New York, New York
                     (hereinafter referred to as "Odyssey")


WHEREAS, Ranger is an insurance company with an A. M. Best Rating of B++; and,

WHEREAS, prospective policy holders and/or mortgagees of policy holders of Ranger may from time to time request that, as additional security, assumption of liability endorsements (hereinafter "Endorsements") from an A- (or better) rated company, be attached to Ranger policies; and,

WHEREAS, Odyssey being an A rated company is willing to issue such Endorsements; and,

WHEREAS, Odyssey and Ranger, being under the common control of Fairfax Financial Holdings Limited ("Fairfax"), are aware of the mutual benefits of Ranger being able to issue competitive policies.

NOW THEREFORE, the parties hereto agree as follows:


I. TERM AND CANCELLATION

This Agreement shall apply to all Endorsements issued during the currency of this Agreement, which commences at 12:01 a.m. July 1, 1999 and shall remain in force continuously until terminated.

This agreement shall terminate automatically upon the earliest of:

a)  Ranger receiving a Best Rating of A- or better; or

b)  Ranger ceasing to be under the control of Fairfax.


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Either party to this Agreement may terminate this Agreement by giving to the other party 30 days prior written notice by certified or registered mail.

No Endorsements shall be issued after the effective date of termination. Odyssey shall however remain liable for losses occurring prior to the effective time and date of termination, pursuant to the terms of the Endorsements.

II. ENDORSEMENT ISSUANCE AND REPORTS

Odyssey hereby grants Ranger the right to attach an Endorsement to its policies when needed without prior notice to Odyssey provided such Endorsement has been duly signed by a representative of Odyssey. Ranger shall not change any provisions contained in the Endorsements without the prior written approval of Odyssey.

Ranger shall submit to Odyssey on a quarterly basis a report of all Endorsements issued by Ranger on behalf of Odyssey indicating therein the insured's name and address, the policy holders name and address, the mortgagee's name and address, the policy number, the term of the policy, the policy limits and any other information Odyssey may from time to time require with respect to the issuance of Endorsements the subject matter hereof.

III. REINSURANCE

It is understood between the parties hereto that the terms of this Agreement take precedence over any other Reinsurance Agreement, contract or arrangement between them to the extent that Odyssey shall not be subject to duplicate liability because of any payment or payments under the terms hereof.

Ranger agrees to use its best efforts to procure in its Reinsurance Program terms providing that any payments made by Odyssey under any Endorsement the subject matter hereof shall be deemed payments by Ranger for purposes of recovery under such Reinsurance Program. Any such recoveries shall insure to the benefit of Odyssey.

IV. WARRANTY

Attached hereto are copies of the subject matter Endorsements that both parties hereto agree are true


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copies. No changes shall be made to such Endorsements by Ranger without the prior written consent of Odyssey, or by Odyssey without notice being given to Ranger.

IN WITNESS WHEREOF, the parties hereto have executed, delivered and entered into this Agreement as of the date first above written.




RANGER INSURANCE COMPANY


By: /s/
   -----------------------------
   CFO/SVP

ODYSSEY REINSURANCE CORPORATION


By: /s/ Michael G. Wacek
   -----------------------------




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